Exhibit 5.1

Troutman Pepper Locke LLP 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, PA 19103 troutman.com

July 1, 2026

Vishay Intertechnology, Inc.
63 Lancaster Avenue
Malvern, PA 19355

Re: Registered Public Offering of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Vishay Intertechnology, Inc., a Delaware corporation (the “Company”), in connection with the offer, sale and issuance of up to 17,250,000 shares (the “Shares”) of common stock, $0.10 par value per share (the “Common Stock”), of the Company pursuant to the terms of that certain Underwriting Agreement, dated as of June 29, 2026 (the “Underwriting Agreement”), by and between the Company and J.P. Morgan Securities LLC, as representative of the several underwriters named in Schedule 1 to the Underwriting Agreement. The Shares are being offered and sold (the “Offering”) pursuant to a Registration Statement on Form S-3 (No. 333-297116) (such Registration Statement, as amended, and the documents incorporated by reference therein, the “Registration Statement”) originally filed and automatically effective on June 29, 2026 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), the base prospectus included in the Registration Statement (the “Base Prospectus”), the preliminary prospectus supplement related to the Offering, dated June 26, 2026 (the “Preliminary Prospectus Supplement”) and the final prospectus supplement related to the Offering, dated June 29, 2026 (the “Prospectus Supplement”).

In connection with this opinion, we have reviewed the corporate proceedings taken by the Company with respect to the registration of the offer and sale of the Shares. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Base Prospectus; (iii) the Preliminary Prospectus Supplement; (iv) the Prospectus Supplement; (v) the Company’s Corrected Amended and Restated Certificate of Incorporation, as in effect on the date hereof; and (vi) the Amended and Restated Bylaws of the Company, as in effect on the date hereof. We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company, and such certificates and records of public officials, and such other papers, as we have deemed necessary or appropriate in connection herewith. As to all matters of fact (including, without limitation, factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of expressing the opinions set forth in this letter. We express no opinion herein as to the law of any state or jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect.

Based upon the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized for issuance, and when issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

In rendering this opinion, we have assumed that the resolutions of the Board of Directors (or a duly authorized committee thereof) of the Company authorizing the Company’s issuance, delivery and sale of the Shares pursuant to the Underwriting Agreement will be in full force and effect at all times at which the Shares are issued and delivered or sold by the Company, and that the Company will take no action inconsistent with such resolutions.

This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof. We assume no obligation to update this opinion letter or otherwise advise you with respect to any facts or circumstances or changes in law that may hereafter occur or come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement. In rendering this opinion and giving this consent, we do not admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Troutman Pepper Locke LLP

Troutman Pepper Locke LLP